Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Bill Gordon – Media Relations
Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PROVECTUS’ INTRALESIONAL PV-10 CLINICAL DATA TO BE PRESENTED TO THE 2014 INTERNATIONAL CONGRESS OF THE SOCIETY FOR MELANOMA RESEARCH

Presentation Scheduled for Saturday, November 15, 2014, from 12:30 to 1:30 pm

Congress to be Held at Kongresshaus in Zurich, Switzerland, November 13-16, 2014

KNOXVILLE, TN, October 16, 2014 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus”), announced today that Sanjiv S. Agarwala, MD, of St. Luke’s University Hospital and Professor of Medicine at Temple University will present data on its investigational new drug PV-10 for the treatment of melanoma at the 11th International Congress of the Society for Melanoma Research in Zurich, Switzerland.

Dr. Agarwala’s presentation will take place as a Satellite Symposium sponsored by Amgen and is titled “Oncolytic immunotherapy – engaging the immune system to target melanoma.”

Dr. Agarwala said, “I am very happy to be presenting our IL PV-10 data at the 2014 International Congress of the SMR. The Society’s stated mission is to increase communication among melanoma researchers. I agree that the exchange of knowledge and ideas is critical for the field, and my participation at the Congress is just one way in which we at St. Luke’s are working to improve the information flow among researchers, physicians and patients.”

Dr. Craig Dees, PhD, CEO of Provectus, said, “Provectus is pleased that Dr. Agarwala is extending his travel schedule to share his work with IL PV-10 at the 2014 Congress of the SMR. We are confident that the enhanced exposure he is giving the melanoma community to data on PV-10 can result in wider awareness of the unique features of the agent.”

PV-10, a 10% solution of Rose Bengal that is currently being examined as a novel cancer therapeutic, is designed for injection into solid tumors, minimizing potential for systemic side effects.

About the SMR

The SMR’s principal goal is bringing together members who vary widely in their professions—from basic researchers to translational researchers to clinicians — but share an abiding devotion to improving the lives of those suffering from melanoma through research.

In coming years, with the incorporation of new technologies into experimental and clinical research, we expect rapid advances in cutaneous melanoma prevention, diagnosis and therapy. To bring new technology-based discoveries from bench to bedside and back, we will need to attain a far greater level of cooperation between labs and clinics. In addition, we expect to develop specific inhibitors for metastatic melanoma, rendering it in the next few years a treatable disease. For further information, visit http://www.societymelanomaresearch.org/

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About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, and June 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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